Exhibit 10.17

SUMMARY OF ANNUAL INCENTIVE BONUS PLAN

The Compensation Committee has established an annual incentive bonus program that provides an opportunity to earn an annual cash incentive award when certain corporate financial goals are achieved. Cash bonuses for executive officers are paid once a year in the year following the fiscal year for which the stated goals were met. The Committee established an incentive compensation goal for the Company’s executive officers for the 2004 fiscal year based on earnings per share and return on equity for that year. For 2005, the Committee has established performance criteria for the Company’s executive officers that will be based upon the Company’s earnings per share, return on equity and growth in number of customers in the year.